UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Bank of Wilmington Corporation

(Name of Registrant as Specified In Its Charter)

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1117 Military Cutoff Road

Wilmington, North Carolina 28405

(910) 509-2000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2006 Annual Meeting of Shareholders of Bank of Wilmington Corporation will be held at 9:30 a.m. on Thursday, May 18, 2006, at the University of North Carolina at Wilmington Executive Development Center located at 1241 Military Cutoff Road, Wilmington, North Carolina.

The purposes of the meeting are:

1.	Election of Directors. To elect seven directors for one-year terms;

2.	Approval of Charter Amendment to Change Corporate Name. To consider a proposal to approve an amendment to our Articles of Incorporation to change our corporate name.

3.	Ratification of Appointment of Independent Accountants. To consider a proposal to ratify the Audit Committee’s appointment of Dixon Hughes PLLC as our independent accountants for 2006; and

4.	Other Business. To transact any other business properly presented for action at the Annual Meeting.

You are invited to attend the Annual Meeting in person. However, even if you plan to attend, we ask that you complete, sign and date the enclosed appointment of proxy and return it to us as soon as you can in the enclosed envelope. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign an appointment of proxy, you may still revoke it later or attend the Annual Meeting and vote in person.

This notice and the enclosed Proxy Statement and form of appointment of proxy are being mailed to our shareholders on or about April 17, 2006.

By Order of the Board of Directors

Cameron Coburn

Chairman, President

and Chief Executive Officer

1117 Military Cutoff Road

Wilmington, North Carolina 28405

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General

This Proxy Statement is dated April 17, 2006, and is being furnished to our shareholders in connection with our solicitation of appointments of proxy in the enclosed form for use at the 2006 Annual Meeting of our shareholders and at any adjournments of the meeting. The Annual Meeting will be held at the University of North Carolina at Wilmington Executive Development Center located at 1241 Military Cutoff Road, Wilmington, North Carolina, at 9:30 a.m. on Thursday, May 18, 2006.

In this Proxy Statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our” and similar terms refer to Bank of Wilmington Corporation. Our banking subsidiary, Bank of Wilmington, is referred to as the “Bank.”

Voting

If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in one of the following ways. You can sign and return to us an appointment of proxy (a proxy card) in the form enclosed with this Proxy Statement (or validly appoint another person to vote your shares for you), or you can attend the Annual Meeting and vote in person.

If your shares of our common stock are held for you in “street name” by a broker or other nominee, then the record holder of your shares is required to vote them for you. You will need to follow the directions your broker or nominee provides you and give it instructions as to how your shares should be voted. Brokers and other nominees who hold shares in street name for their clients typically have the authority to vote the shares on “routine” proposals, such as the election of directors, when they have not received instructions from the beneficial owners of the shares. However, without specific voting instructions from beneficial owners, brokers and nominees generally are not allowed to exercise their voting discretion with respect to the approval of non-routine matters.

Solicitation and Voting of Proxies

A proxy card is included with this Proxy Statement that provides for you to name three of our executive officers, Betty V. Norris, Lynn M. Burney and Larry W. Flowers, to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date your proxy card and return it to us in the enclosed envelope so that your shares will be represented at the meeting.

If you sign a proxy card and return it to us so that we receive it before the Annual Meeting, the shares of our common stock that you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card but do not give any voting instructions, then your shares will be voted by the

Proxies “FOR” the election of each of the seven nominees for director named in Proposal 1 below and “FOR” Proposals 2 and 3 discussed in this Proxy Statement. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies will have the discretion to vote for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, your proxy card will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including motions to adjourn the meeting.

Revocation of Appointment of Proxy; How You Can Change Your Vote

If you are the record holder of your shares and you sign and return a proxy card and later wish to revoke it or to change the voting instructions you gave us in your proxy card, you can do so at any time before the voting takes place at the Annual Meeting by taking one of the following actions:

•	give our Corporate Secretary a written notice that you want to revoke your proxy card;

•	sign and submit another proxy card dated after the date of your original proxy card; or

•	attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card and vote your shares in person. Attending the Annual Meeting alone, without notifying our Corporate Secretary, will not revoke your proxy card.

If your shares are held in “street name” and you want to change voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.

Expenses and Method of Solicitation

We will pay all costs of our solicitation of proxy cards for the Annual Meeting, including costs of preparing and mailing this Proxy Statement. We are requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of our proxy solicitation materials to their principals and request their voting instructions, and we may reimburse those persons for their expenses in doing so. In addition to using the mail, our and the Bank’s directors, officers and employees may solicit proxy cards, personally or by telephone or other methods of communication, but they will not receive any additional compensation from us for doing so.

In connection with the solicitation of proxy cards for the Annual Meeting, we have not authorized anyone to give you any information, or make any representation to you, that is not contained in this Proxy Statement. If anyone gives you any other information or makes any other representation to you, you should not rely on it as having been authorized by us.

Record Date and Voting Securities

The close of business on April 7, 2006, is the “Record Date” we are using to determine which shareholders are entitled to receive notice of and to vote at the Annual Meeting. You must have been a record holder of our common stock on that date in order to vote at the meeting. Our voting securities are the 3,416,068 shares of our common stock that were outstanding on the Record Date.

Voting Procedures; Vote Required for Approval

A quorum must be present for business to be conducted at the Annual Meeting. A quorum consists of a majority of the outstanding shares of our common stock entitled to be voted at the meeting. Shares of our common stock represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. If you return a valid proxy card or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.

Our directors are elected by a plurality of the votes cast in elections. In the election of directors at the Annual Meeting, the seven nominees receiving the highest numbers of votes will be elected. For Proposals 2 and 3 to be approved, the numbers of votes cast in person and by proxy at the Annual Meeting in favor of those proposals must exceed the numbers of votes cast against them. Abstentions and broker non-votes will have no effect in the voting for directors or on Proposals 2 and 3. You many cast one vote for each share you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting. You may not vote cumulatively in the election of directors.

Beneficial Ownership of Securities

Principal Shareholders.    The following table lists persons who we believe owned, beneficially or of record, 5% or more of our outstanding shares on the Record Date.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class (1)
Cameron Coburn 1117 Military Cutoff Road Wilmington, North Carolina 28405	179,558	(2)	5.16%

The Banc Funds Company, LLC (3) 208 South LeSalle Street, Suite 1680 Chicago, Illinois 60604	198,811		5.82%

Wellington Management Company, LLP (4) 75 State Street Boston, Massachusetts 02109	171,000		5.01%

River Oaks Capital LLC (5) 1905 East Wayzata Blvd., Suite 140 Wayzata, Minnesota 55391	213,748		6.26%

(1)	Percentages are calculated based on 3,416,068 total outstanding shares plus, in the case of Mr. Coburn, the number of additional shares that he could purchase pursuant to stock options that he could exercise within 60 days following the Record Date.
(2)	Includes 62,562 shares Mr. Coburn could purchase pursuant to stock options that he could exercise within 60 days following the Record Date and with respect to which shares he may be considered to have sole investment power only.
(3)	The beneficial owners’ Schedule 13G filed jointly with the Securities and Exchange Commission states that shares are held by Banc Fund V L.P., Banc Fund VI L.P. and Banc Fund VII L.P., and that The Banc Funds Company, LLC, is the general partner of each of MidBanc V L.P., MidBanc VI L.P., and MidBanc VII L.P., which are the general partners of the holders of the shares.
(4)	The beneficial owner’s Schedule 13G filed with the Securities and Exchange Commission indicates that, in its capacity as an investment adviser, it has shared voting and investment power with respect to all of the listed shares which are held of record by its clients.
(5)	The beneficial owner’s Schedule 13G filed with the Securities and Exchange Commission indicates that it manages River Oaks Financial Fund LP which holds the listed shares.

Management.    The following table describes the beneficial ownership of our common stock on the Record Date by our current directors, nominees for election as directors, and named executive officers, individually, and by all of our current directors and executive officers as a group.

Name of beneficial owner	Amount and nature of beneficial ownership (1)	Percent of class (2)
Lynn M. Burney	24,172	0.70%
Cameron Coburn	179,558	5.16%
Walter Lee Crouch, Jr.	94,686	2.75%
Windell Daniels	25,780	0.75%
Larry W. Flowers	30,170	0.88%
Betty V. Norris	27,001	0.79%
Craig S. Relan	30,687	0.89%
Jerry D. Sellers	9,781	0.29%
John Davie Waggett	11,499	0.34%
Walter O. Winter	30,530	0.89%
All current directors and executive officers as a group (11 people)	472,755	12.96%

(1)	Except as otherwise noted, and to the best of our knowledge, the individuals named and included in the group exercise sole voting and investment power with respect to all listed shares. Individuals named and included in the group exercise shared voting and investment power with respect to certain of the listed shares as follows: Ms. Burney—1,093 shares; Mr. Flowers—750 shares; Ms. Norris—4,625 shares; Mr. Waggett—2,625 shares; all individuals included in the group—9,184 shares. The listed shares include the following numbers of shares that could be purchased pursuant to stock options granted under our stock option plans that could be exercised within 60 days following the Record Date and with respect to which shares the individuals named and included in the group may be considered to exercise sole investment power only: Ms. Burney, Mr. Flowers and Ms. Norris—21,875 shares each; Mr. Coburn—62,562 shares; Mr. Crouch, Mr. Daniels, Mr. Relan and Mr. Winter—21,937 shares each; Mr. Sellers and Mr. Waggett—6,250 shares each; all individuals included in the group—231,404 shares.
(2)	Percentages are calculated based on 3,416,068 total outstanding shares plus, in the case of each named individual and the group, the number of additional shares that could be purchased by that individual or by persons included in the group pursuant to stock options that could be exercised within 60 days following the Record Date.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required by Federal law to file reports with the Securities and Exchange Commission regarding the amounts of and changes in their beneficial ownership of our common stock. Based on our review of copies of those reports, our Proxy Statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, and failures to timely file required reports, during previous years. We are currently not aware of any required reports which were not filed, or which were filed late, during 2005.

PROPOSAL 1:    ELECTION OF DIRECTORS

Our Bylaws provide that:

•	our Board of Directors will consist of not less than seven nor more than 21 members;

•	our Board is authorized to set and change the actual number of our directors from time to time within those limits; and

•	if our Board of Directors consists of fewer than nine members, directors are to be elected to one-year terms or until their respective successors have been duly elected and qualified.

The number of our directors currently is set at seven. Based on the recommendations of our Corporate Governance Committee, our current directors named in the table below have been nominated by our Board of Directors for reelection at the Annual Meeting.

Name and age (1)	Positions with us and the Bank (2)	Year first elected (3)	Principal occupation and business experience
Cameron Coburn (40)	Chairman, President and Chief Executive Officer	1998	Our executive officer

Walter Lee Crouch, Jr. (49)	Vice Chairman	1998	Realtor/broker, Intracoastal Realty Corporation

Windell Daniels (58)	Director	1998	President, United National Tours (charter bus company); President, Daniels Development LLC (real estate development)

Craig S. Relan (59)	Director	1998	Private investor; retired Vice President and General Manager, Digital Systems Research (1988-1996) (ship building and professional engineering)

Jerry D. Sellers (51)	Director	2003	Partner, Sellers Tile Co., Inc. (ceramic tile and stone installation)

John Davie Waggett (51)	Director	2003	Owner, Seashore Discount Drug, Inc. and Winter Park Discount Drug, Inc. (retail pharmacies)

Walter O. Winter (64)	Director	1998	Real estate investor; retired engineer, General Electric Corporation (1963-1996)

(1)	We believe that each of our directors, with the exception of our Chief Executive Officer, Cameron Coburn, is an “independent director” as that term is defined by the listing standards of The Nasdaq Stock Market.
(2)	Mr. Coburn, Mr. Crouch, Mr. Sellers and Mr. Winter are members of the Executive Committee of our Board.
(3)	“First elected” refers to the year in which each individual first became a director of the Bank. Each nominee first became our director at the time we were incorporated during 2005 as the Bank’s holding company.

Our Board of Directors recommends that you vote “FOR” each of the seven nominees named above. The seven nominees receiving the highest numbers of votes will be elected.

Attendance by Directors at Meetings

Board of Directors Meetings.    The Bank’s and our Boards of Directors meet jointly. During 2005, the Boards met 18 times and each of our current directors attended 75% or more of the aggregate number of meetings of the Boards and of the committees on which he served.

Annual Meetings.    Attendance by our directors at Annual Meetings of our shareholders gives directors an opportunity to meet, talk with and hear the concerns of shareholders who attend those meetings, and it gives those shareholders access to our directors that they may not have at any other time during the year. Our Board of Directors recognizes that directors have their own business interests and are not our employees, and that it is not always possible for them to attend Annual Meetings. However, our Board’s policy is that attendance by directors at our Annual Meetings is beneficial to us and to our shareholders and that our directors are strongly encouraged to attend each Annual Meeting whenever possible. All seven of our current directors attended our last Annual Meeting which was held during May 2005.

Committees

The Bank’s and our Boards of Directors have appointed several standing committees, including an Audit Committee and a Corporate Governance Committee, that act under written charters approved by the Boards as described below.

Audit Committee

Members.    The Audit Committee is a joint committee of the Bank’s and our Boards of Directors. The current members of the Committee are Craig S. Relan—Chairman, Windell Daniels and John Davie Waggett. We believe that each current member of the Committee is an “independent director” as that term is defined by the listing standards of The Nasdaq Stock Market.

Function.    Under its charter, the Audit Committee, among other things, selects our independent accountants each year and approves the compensation and terms of engagement of the accountants, approves services proposed to be provided by the independent accountants, and monitors and oversees the quality and integrity of our accounting process and systems of internal controls. The Committee reviews the annual audit report of our independent accountants, reports we filed under the Securities Exchange Act of 1934, and reports of examinations by our regulatory agencies, and it generally oversees our internal audit program. A copy of the Audit Committee’s charter was attached as an appendix to the Proxy Statement distributed in connection with our 2004 Annual Meeting. The Committee met nine times during 2005.

Audit Committee Report.    Our management is responsible for our financial reporting process, including our system of internal controls and disclosure controls and procedures, and for the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit Committee oversees and reviews those processes. In connection with the preparation and audit of our financial statements for 2005, the Audit Committee has:

•	reviewed our audited financial statements for 2005 and discussed them with our management;

•	discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

•	received written disclosures and a letter from our independent accountants required by Independence Standards Board Standard No. 1; and

•	discussed the independence of our independent accountants with the accountants.

Based on the above reviews and discussions, the Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our 2005 Annual Report on Form 10-KSB for filing with the Securities and Exchange Commission.

The Audit Committee:

Craig S. Relan	John Davie Waggett	Windell Daniels

Corporate Governance Committee

Members.    The Corporate Governance Committee is a joint committee of the Bank’s and our Boards. The current members of the Committee are W. Lee Crouch, Jr.—Chairman, Craig S. Relan and John Davie Waggett. We believe that each current member of the Committee is an “independent director” as that term is defined by the listing standards of The Nasdaq Stock Market. A copy of the Corporate Governance Committee’s charter was attached as an Appendix to the Proxy Statement distributed in connection with our 2004 Annual Meeting. The Committee met three times during 2005.

Nominations Committee Functions.    Under its charter, and among its other duties and responsibilities assigned from time to time by the Board, the Corporate Governance Committee functions as a nominations committee of our Board by identifying individuals who are qualified to become directors and recommending candidates to the Board for selection as nominees for election as directors at our Annual Meetings and for appointment to fill vacancies on the Board. Each of the nominees named in the table above was recommended to the Board of Directors by the Committee.

The Committee’s charter provides that it will seek to identify and recommend individuals who have high personal and professional integrity, who demonstrate exceptional ability and judgment, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. In identifying candidates to be recommended to the Board of Directors, the Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

Corporate Governance Committee

Bank of Wilmington Corporation

Attention: Corporate Secretary

1117 Military Cutoff Road

Wilmington, North Carolina 28405

Each recommendation should be accompanied by the following:

•	the full name, address and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

•	the full name, address and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our equity securities and any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit that the person making the recommendation believes that the candidate would provide as a director;

•	a statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide any additional information the Committee requests in connection with its evaluation of candidates;

•	a description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

•	information regarding any business or personal relationships between the candidate and any of our customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our bank, and any transactions between the candidate and our bank; and

•	any information in addition to the above regarding the candidate that would be required to be included in our proxy statement pursuant to the Securities and Exchange Commission’s Regulation 14A (including without limitation information regarding legal proceedings in which the candidate has been involved within the past five years).

In order to be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election at an Annual Meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date that our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s Annual Meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other things, (1) candidates’ business, life and educational background and experience, community leadership, independence, geographic location within our service area, and their other qualifications, attributes and potential contributions; (2) the past and future contributions of our current directors, and the value of continuity and prior Board experience; (3) the existence of one or more vacancies on the Board; (4) the need for a director possessing particular attributes or particular experience or expertise; (5) the role of directors in our business development activities; and (6) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

Compensation Committee Functions.    Under its charter, the Corporate Governance Committee also functions as a compensation committee of our and the Bank’s Boards and reviews and makes recommendations to the Board regarding the amounts of cash and other compensation paid or provided to our executive officers and with respect to our overall compensation program and the adoption or modification of incentive or other compensation plans. After receipt of the Committee’s recommendations, the Boards make all final decisions regarding executive compensation matters.

Director Compensation

Director Fees.    Each of our directors serves and is compensated as a director of the Bank. The Boards of the Bank and our holding company meet jointly, and directors do not receive any additional compensation for their services as our directors. During 2005, each director (other than Cameron Coburn) received a monthly retainer of $600 for their services. For 2006, the retainer has been increased to $750 per month. Directors do not receive any additional compensation for their services as members of Board committees.

Split Dollar Plan for Directors.    The Bank maintains a Split Dollar Plan in which each of our non-employee directors participates. During 2004, we purchased insurance policies, which are owned by the Bank, on the directors’ lives with an aggregate premium of approximately $574,000. Upon a director’s death while serving as a director or following retirement at age 65, a portion of the total death benefits under the insurance policy on his life equal to the lesser of $75,000 or the “net death proceeds” of the policy will be paid to the director’s beneficiary. The net death proceeds of a policy will equal the total death benefit payable under the policy minus the cash surrender value of the policy. The Bank will receive the remainder of the death benefits payable under the policy, including the full cash surrender value, which we expect will reimburse the Bank in full for its life insurance investment. The Bank may terminate the plan as to any director prior to his or her death, disability or 65th birthday, and a director’s rights and interests in the plan will be forfeited if the director’s service terminates before age 65 for reasons other than his or her death or disability.

The following table lists the imputed dollar value of the benefit to our directors for 2005 of the portions of the premiums paid by us related to the death benefits payable to their respective beneficiaries.

Name	Dollar value of benefit
Walter Lee Crouch, Jr.	$146
Windell Daniels	389
Craig S. Relan	417
Jerry D. Sellers	174
John Davie Waggett	174
Walter O. Winter	716

Director Elective Income Deferral Agreements.    Our non-employee directors may elect to defer part or all of their directors’ fees each year pursuant to Director Elective Income Deferral Agreements between them and the Bank. Fees deferred by each director are 100% vested at all times and will become an obligation of the Bank that earns interest. Interest for each year is credited by the Bank on the last business day of that year at a rate equal to the prime rate reported in the Wall Street Journal on that day, plus fifty basis points.

Following the termination of a director’s service for reasons other than death or following a change in control of the Bank, the balance the Bank’s obligation to the director, including total deferred fees and credited interest, will be paid to the director, either in a single lump sum or in installments over 120 months, at his or her election, beginning the month after the termination or, in the case of a director’s termination before age 65, beginning the month after his or her 65th birthday. If a director’s service terminates before age 65 because of disability, payments will begin in the month after the termination of service. If a director dies while serving as a director or after termination of service, or a director’s service terminates within 12 months after a change in control of the Bank, the balance of deferred fees and interest owed by the Bank will be paid in a single lump sum. If, within 12 months after a change in control, the Bank fails for a period of 60 days or more to make any payment required under a director’s Agreement, the director will be entitled to payment of an amount equal to 1.5 times the Bank’s total obligation unless the payment is not made because it is prohibited by law, regulation or order of a bank regulatory agency.

Following any termination of service, a director’s accrued balance will continue to earn interest, calculated as described above but compounded monthly, until all payments due are made. However, if a director’s service terminates because he or she is not nominated for reelection, or is removed, in either case for cause as described in the Agreements, the director will not receive any interest on his or her deferred fees for any period before or after termination of service. The Bank will pay its obligations under the Agreements to its directors from its general assets. The Agreements provide that the Bank will pay or reimburse up to $100,000 in legal expenses incurred by a director in enforcing his or her rights if the Bank fails to pay its obligations, or challenges the Agreements, after a change in control.

For 2005, Walter Lee Crouch, Jr., Windell Daniels, Craig S. Relan, Jerry D. Sellers and John Davie Waggett participated in the plan, and the Bank credited each of them with interest in the amount of $257 for the year (calculated at the annual rate of 7.75%) on their total deferred fees.

Director Stock Options.    Under our Nonqualified Stock Option Plan, options may be granted from time to time to our directors to purchase shares of our common stock. The following table contains information about options to purchase shares of our common stock granted during 2005 to our non-employee directors.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of securities underlying options/SARs granted (1)	Percent of total options/SARs granted to directors during 2005	Exercise or base price per share	Expiration date	Grant date present value (2)
Walter Lee Crouch, Jr.	5,375	13.7%	$10.76	July 22, 2015	$17,738
Windell Daniels	5,375	13.7	10.76	July 22, 2015	17,738
Craig S. Relan	5,375	13.7	10.76	July 22, 2015	17,738
Jerry D. Sellers	6,250	15.9	10.76	July 22, 2015	20,625
John Davie Waggett	6,250	15.9	10.76	July 22, 2015	20,625
Walter O. Winter	5,375	13.7	10.76	July 22, 2015	17,738

(1)	The options became exercisable as to all of the shares on January 22, 2006.
(2)	Represents the estimated value of the options on the date of grant based on the Black-Scholes option pricing model and assuming 14.29% volatility, a 4.5% risk-free rate of return, an expected annual dividend yield of 0.0%, and an expected life of seven years.

The following table contains information about all stock options held on December 31, 2005, by our non-employee directors.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR END OPTION VALUES

			Number of securities underlying unexercised options at December 31, 2005		Value of unexercised in-the-money options at December 31, 2005 (3)
Name	Shares acquired on exercise	Value realized	Exercisable	Unexercisable (2)	Exercisable	Unexercisable
Walter Lee Crouch, Jr.	(1)	—	16,562	5,375	$75,745	$484
Windell Daniels	(1)	—	16,562	5,375	75,745	484
Craig S. Relan	(1)	—	16,562	5,375	75,745	484
Jerry D. Sellers	(1)	—	-0-	6,250	-0-	562
John Davie Waggett	(1)	—	-0-	6,250	-0-	562
Walter O. Winter	(1)	—	16,562	5,375	75,745	484

(1)	No options were exercised during 2005.
(2)	Each option became exercisable as to all of the shares on January 22, 2006.
(3)	Reflects the amount by which the aggregate value of the underlying shares (based on the most recent sales price for the stock known to us on December 31, 2005) exceeded the aggregate exercise price of each of the options.

Executive Officers

We consider our five officers listed below to be our and the Bank’s executive officers. Each individual serves as an officer of the Bank and first became our officer during 2005 when we were organized as the Bank’s holding company.

Cameron Coburn, age 40, serves as our Chairman, President and Chief Executive Officer. He has served as Chairman of the Bank’s Board since 2001 and as its President and Chief Executive Officer since 2000. He formed the Bank’s organizing group during 1997 and, prior to his election as President, he had served as Executive Vice President and Chief Operating Officer of the Bank since it was incorporated and began operations during 1998. Prior to his employment with the Bank, Mr. Coburn was employed by United Carolina Bank in Wilmington, North Carolina, from 1992 to 1997, and by RHNB National Bank of North Carolina in Charlotte, North Carolina, from 1989 to 1992.

Larry W. Flowers, age 64, serves as our Executive Vice President. He has served as Executive Vice President and Chief Credit Officer of the Bank since January 2002. Previously, he had served as Senior Vice President and Business Banking Manager since the Bank began operations during 1998. Prior to his employment with the Bank, he was employed by United Carolina Bank in Wilmington, North Carolina, from 1971 to 1994, where he last served as Vice President and Commercial Banking Manager.

Betty V. Norris, age 51, serves as our Senior Vice President and Chief Financial Officer. She has served as Senior Vice President, Treasurer and Chief Financial Officer of the Bank since it began operations during 1998. Ms. Norris previously was employed as Vice President and Chief Financial Officer of Peoples Savings Bank, Wilmington, North Carolina, from 1985 to 1996.

Lynn M. Burney, age 58, serves as our Senior Vice President. She has served as Senior Vice President and Operations Manager of the Bank since it began operations during 1998. During January 2004 she was appointed as Chief Operations Officer. Ms. Burney previously was employed by United Carolina Bank in Wilmington, North Carolina, from 1973 to 1997, where she last served as Vice President and Branch Development Support Officer.

Michelle L. Southerland, age 48, serves as our Vice President and Corporate Secretary. She has served as Vice President of the Bank since 2003 and was Assistant Vice President from 2002 to 2003. She has served as Corporate Secretary of the Bank since it began operations in 1998.

Executive Compensation

Cash Compensation.    The following table shows the cash and certain other compensation paid or provided to or deferred by our named executive officers for the years indicated. Our executive officers are compensated by the Bank for their services as its officers, and they receive no separate salaries or other cash compensation from us for their services as our officers.

SUMMARY COMPENSATION TABLE

		Annual compensation			Long term compensation
Name and principal position	Year	Salary (1)	Bonus	Other annual compensation	Securities underlying options	All other compensation (3)
Cameron Coburn	2005	$177,500	$75,000	(2)	$39,750	$11,650
Chairman, President and	2004	145,254	50,000	(2)	-0-	8,535
Chief Executive Officer	2003	108,308	17,500	(2)	-0-	5,405

Larry W. Flowers	2005	114,625	35,000	(2)	18,750	12,263
Executive Vice President	2004	102,250	20,000	(2)	-0-	6,001
and Chief Credit Officer	2003	87,585	13,000	(2)	-0-	3,863

Betty V. Norris	2005	113,615	35,000	(2)	18,750	8,249
Senior Vice President	2004	98,080	20,000	(2)	-0-	5,960
and Chief Financial Officer	2003	81,871	13,000	(2)	-0-	3,950

Lynn M. Burney	2005	109,167	35,000	(2)	18,750	9,912
Senior Vice President and	2004	95,916	20,000	(2)	-0-	5,679
Chief Operations Officer	2003	82,383	13,000	(2)	-0-	3,548

(1)	Includes amounts deferred at each officer’s election under our Section 401(k) plan.

(2)	In addition to compensation paid in cash, our executive officers receive various personal benefits. The value of those benefits received each year by each named officer did not exceed 10% of his or her cash compensation for that year, and the amounts of those benefits are not shown in the Summary Compensation Table. We also provide our executive officers with certain group life, health, medical and other insurance coverages that are generally available to all salaried employees and that are not included in the Summary Compensation Table.
(3)	The 2005 amounts consist of (a) contributions by us to our Section 401(k) plan for each officer’s account (Mr. Coburn—$10,650; Mr. Flowers—$6,877; Ms. Norris—$6,877; Ms. Burney—$6,550), and (b) the imputed dollar value of the benefit to each officer for 2005 of the portion of the premiums paid by the Bank related to death benefits payable to his or her beneficiaries under split-dollar insurance policies (Mr. Coburn—$1,000; Mr. Flowers—$5,386; Ms. Norris—$1,372; Ms. Burney—$3,362).

Employment Agreement.    Mr. Coburn is employed as the Bank’s President and Chief Executive Officer pursuant to an Employment Agreement entered into during 2005 which replaced a previous agreement that had been in effect since 1999. Among other terms and benefits, the new agreement provides for (1) a three-year term that, absent notice from the Bank, will be extended by one additional year on each anniversary date of the agreement and, unless sooner terminated, will end when Mr. Coburn reaches age 55, (2) annual base salary of not less than $180,000 which will be reviewed annually and increased to account for cost of living increases and, at the discretion of the Board, may be increased (but not decreased) by other amounts, (3) participation in all officer or employee compensation, bonus, incentive and benefit plans in effect from time to time, (4) reimbursement for the cost of disability insurance providing an annual benefit of up to $96,000, (5) Mr. Coburn’s nomination for election as a director each year, and (6) a period of one year following the termination of Mr. Coburn’s employment (other than following a change in control) during which he may not compete with the Bank within a 15-mile radius of any of the Bank’s full-service banking offices. Mr. Coburn’s salary for 2006 has been set at $200,000.

If Mr. Coburn’s employment is terminated by the Bank without cause, or if Mr. Coburn terminates his own employment for “good reason,” he will continue to receive salary payments, as well as continued life and medical insurance coverage, for the unexpired term of the agreement. Continued life and medical insurance coverage also will be provided for the remaining term of the agreement following termination of employment as a result of disability. As defined in the agreement, “good reason” includes (1) any reduction in salary, (2) the elimination of incentive or compensation opportunities under benefit plans other than as part of a company-wide reduction or policy that affects all plan participants; (3) failure to reappoint Mr. Coburn as Chief Executive Officer, or the assignment to him of duties that are materially inconsistent with his position as principal executive officer or that represent a reduction in authority, (4) a failure to obtain an assumption of the agreement by a successor to the Bank in a merger or other reorganization, or (5) a relocation of the Bank’s principal executive offices or Mr. Coburn’s principal work location by more than 15 miles from its location on the date of the agreement. No payments will be made under the agreement if Mr. Coburn’s employment is terminated by the Bank for cause or by him without good reason.

If there is a change in control of our holding company or the Bank, then, in lieu of any other severance payments under the agreement, Mr. Coburn will be entitled to receive a lump-sum payment equal to three times his “annual compensation” (his then current base salary rate plus the amount of any bonuses or incentive compensation earned for the previous calendar year), and he will become fully vested in any qualified and non-qualified plans or arrangements in which he participates. If that payment or acceleration of vesting results in a “parachute payment” that is subject to an excise tax under the Internal Revenue Code, the Bank will pay Mr. Coburn an additional amount equal to the excise tax plus a “gross up” amount for applicable income, payroll and excise taxes on the additional payment. The agreement provides that the Bank will pay or reimburse up to $500,000 in legal expenses incurred by Mr. Coburn in enforcing his rights if the Bank fails to pay its obligations, or challenges the agreement, after a change in control.

Consulting Agreement.    The Bank has entered into a Consulting Agreement with Mr. Flowers under which, following the expected termination of his employment in February 2007 at age 65, he will continue to provide services to the Bank as a consultant for a two-year period. In return for his services, the Bank will pay Mr. Flowers consulting fees at an annual rate of $42,800, and he may participate in any benefit programs or plans of the Bank in which consultants are eligible to participate. If, during the two-year term of the agreement, Mr. Flowers dies or becomes disabled, or he terminates the agreement following a change in control of the Bank or as a result of a breach by the Bank, he or his estate will be paid a lump-sum amount equal to payments due under the agreement for its remaining term, and any stock option he holds will become fully vested and exercisable.

Salary Continuation Agreements.    The Bank has entered into Salary Continuation Agreements with each of its executive officers named in the Summary Compensation Table above. Under those agreements, following their specified normal retirement ages (55 for Mr. Coburn, 67 for Mr. Flowers, and 65 for Ms. Norris and Ms. Burney), the Bank will make monthly payments to the officers for their lifetimes in the amounts shown in the table below.

If, before his or her normal retirement age, an officer’s employment terminates for any reason other than for cause or following a change in control of the Bank, the Bank will make monthly payments to the officer for life in an amount calculated to fully amortize the officer’s “accrual balance” (as described below) at the time of termination over a period beginning at the officer’s normal retirement age and ending at age 82 (taking into account interest on that balance during the payment period). Those payments will begin on the later of the first day of (1) the seventh month after termination of the officer’s employment, or (2) the month after the officer reaches his or her normal retirement age. Following an officer’s death, an amount equal to the officer’s accrual balance at the time of death will be paid to his or her beneficiary. If there is a change in control of the Bank, the agreements will be terminated and the Bank will pay each officer an amount calculated as described in his or her agreement. For Mr. Coburn, that payment would equal the projected amount of his accrual balance at his normal retirement age, and, for Ms. Norris, the payment would equal the projected amount of her accrual balance in a future year according to a schedule contained in her agreement. In the case of each of Mr. Flowers and Ms. Burney, the payment would equal his or her actual accrual balance as of the date of the change in control. If that payment or acceleration of vesting in Mr. Coburn’s case results in a “parachute payment” that is subject to an excise tax under the Internal Revenue Code, his agreement provides that the Bank will pay him an additional amount equal to the excise tax plus a “gross up” amount for applicable income, payroll and excise taxes on the additional payment. The agreements provide that the Bank will pay or reimburse up to $500,000 in legal expenses incurred by Mr. Coburn, or up to $100,000 in expenses incurred by each other officer, in enforcing his or her rights if the Bank fails to pay its obligations, or challenges the agreements, after a change in control. The agreements will terminate automatically, and an officer’s rights to payments under them will be forfeited, if, among other events, the officer’s employment is terminated for cause.

Under generally accepted accounting principles, the Bank will accrue a liability on its books for its obligation to each officer under his or her agreement such that, at the officer’s normal retirement age, the total amount accrued with respect to that officer (his or her “accrual balance”) will equal the present value of the officer’s normal retirement benefits under the agreement. Each officer’s accrual balance will be calculated using a level principal amount, with interest computed at an assumed discount rate. The initial discount rate is 6.25%, but may be changed from time to time to maintain the rate within reasonable standards under generally accepted accounting principles. An officer’s accrual balance at the time of any termination of his or her employment prior to normal retirement age will be the amount accrued on the Bank’s books at that time for its liability to the officer.

The following table lists each named executive officer’s benefits under the Salary Continuation Agreements as of December 31, 2005.

Name	Monthly payment at normal retirement age, payable for executive’s lifetime	Monthly payment had early termination occurred on January 1, 2006, payable for executive’s lifetime (1)	Lump-sum payment had death occurred on January 1, 2006 (2)	Lump-sum payment had a change in control occurred on January 1, 2006 (3)
Cameron Coburn	$10,533	$769	$47,460	$1,655,228
Larry W. Flowers	3,567	752	72,371	72,371
Betty V. Norris	6,942	522	27,080	65,213
Lynn M. Burney	6,025	764	64,573	64,573

(1)	Monthly payment amounts are based on each officer’s actual accrual balance on December 31, 2005. Those payments would not begin until the officer reached his or her normal retirement age.
(2)	The payment amount for each officer equals his or her accrued balance at December 31, 2005.
(3)	The payment amount for Mr. Coburn equals his accrual balance projected to exist at normal retirement age. The payment amount for Ms. Norris equals her accrual balance projected to exist at December 31, 2006. The payment amount for each other officer equals his or her accrued balance at December 31, 2005.

Change in Control Agreements.    The Bank has entered into Change in Control Agreements with Larry W. Flowers, Betty V. Norris and Lynn M. Burney which provide for a three-year term that began during 1999 and, absent notice from either party, are extended by one additional year on each anniversary date of the agreements. Under each officer’s agreement, if, within12 months following a change in control of the Bank, his or her employment is terminated without cause, or a “termination event” (as described below) occurs and the officer then terminates his or her own employment, (1) the officer will become entitled to receive a lump sum payment equal to 200% of the amount of his or her base salary and any annual bonus paid during the immediately preceding 12 months, (2) any specific change-in-control benefits provided for in any other non-qualified plan in which he or she participates, and (3) if any non-qualified plan in which the officer participates does not specify change-in-control benefits, he or she will become fully vested in all credited benefits under any non-qualified plans the Bank maintains. As defined in the agreements, a termination event will have occurred if, without the officer’s consent, (1) his or her position, duties or responsibilities before the change in control are eliminated, diminished, lessened or diluted, (2) the officer’s annual base salary is reduced, or certain benefits provided to him or her are reduced or eliminated (unless the change in benefits applies proportionately to all of salaried employees), or (3) the officer’s principal work location is moved by more than 50 miles from the location on the date of the change in control. Each agreement provides that the Bank will pay or reimburse up to $100,000 in legal expenses incurred by an officer in enforcing his or her rights if the Bank fails to pay its obligations, or challenges the agreements, after a change in control.

Endorsement Split Dollar Agreements.    The Bank has purchased insurance policies on the lives of 14 of its officers, including each of its executive officers named in the Summary Compensation Table above, and has entered into Endorsement Split Dollar Agreements with each of those officers. The policies are owned by the Bank. Under the agreements with the named executive officers, upon an officer’s death while he or she remains employed by the Bank or after a termination of employment, a portion of the total death benefits under the insurance policies on the officer’s life equal to 80% of the “net death proceeds” (100% in Mr. Coburn’s case) will be paid to the officer’s beneficiary. The net death proceeds of a policy will equal the total death benefit payable under the policy minus the cash surrender value of the policy. The Bank will receive the remainder of the death benefits payable under the policy, including the full cash surrender value, which we expect will reimburse the Bank in full for its life insurance investment. The Bank made an aggregate premium payment of approximately $2.2 million, including a premium of approximately $350,000 for policies on Mr. Coburn’s life, $900,000 for policies on Mr. Flowers’ life, $364,000 for policies on Ms. Norris’ life, and $530,000 for policies on Ms. Burney’s life. The death benefit that would have been payable, as of

December 31, 2005, to Mr. Coburn’s beneficiary was approximately $907,000 and, in the case of Mr. Flowers, Ms. Norris and Ms. Burney, the death benefit payable to their respective beneficiaries would have been approximately $594,000. The imputed dollar values of the benefit to the officers for 2005 of the portions of the premium paid by the Bank related to death benefits payable to their respective beneficiaries are included in the Summary Compensation Table above.

If the Bank cancels or surrenders the insurance policies on an officer’s life, or the policies on his or her life are allowed to lapse, in either case without replacing them, then, upon the officer’s death, the Bank will be required to pay to the officer’s beneficiary the amount that would have been paid under the insurance policies had they not terminated (measured at the time the policies lapsed or were cancelled or surrendered). The Bank also would be required to pay an income tax gross-up benefit to compensate for the fact that death benefits paid by an employer are subject to income taxation while split dollar insurance death benefits are not taxable.

Each agreement will terminate automatically, and the officer’s rights to benefits payable under it will be forfeited, if, among other events, the officer’s employment is terminated for cause or before he or she has been employed for ten consecutive years (unless the termination results from the officer’s death or disability or occurs after a change in control of the Bank) or if the officer’s rights under his or her Salary Continuation Agreement described above are forfeited.

Stock Options.    The following table contains information about options to purchase shares of our common stock granted during 2005 to our executive officers named in the Summary Compensation Table above.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of securities underlying options/SARs granted		Percent of total options/SARs granted to employees during 2005	Exercise or base price per share	Expiration date	Grant date present value (4)
Cameron Coburn	5,375	(1)	4.42%	$10.76	July 22, 2015	$17,738
Cameron Coburn	34,375	(2)	28.26	10.76	July 22, 2015	113,438
Larry W. Flowers	18,750	(3)	15.42	10.76	July 22, 2015	61,875
Betty V. Norris	18,750	(3)	15.42	10.76	July 22, 2015	61,875
Lynn M. Burney	18,750	(3)	15.42	10.76	July 22, 2015	61,875

(1)	Granted under our NonQualified Stock Option Plan and became exercisable as to all of the shares on January 22, 2006.
(2)	Granted under our Incentive Stock Option Plan and becomes exercisable as to one-fourth of the shares each July 22, beginning in 2006.
(3)	Granted under our Incentive Stock Option Plan and becomes exercisable as to one-third of the shares each July 22, beginning in 2006.
(4)	Represents the estimated value of the options on the date of grant based on the Black-Scholes option pricing model and assuming 14.29% volatility, a 4.5% risk-free rate of return, an expected annual dividend yield of 0.0%, and an expected life of seven years.

The following table contains information about all stock options held on December 31, 2005, by our executive officers named in the table above.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR END OPTION VALUES

			Number of securities underlying unexercised options at December 31, 2005		Value of unexercised in-the-money options at December 31, 2005 (2)
Name	Shares acquired on exercise	Value realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Cameron Coburn	(1)	—	57,187	39,750	$247,433	$3,577
Larry W. Flowers	(1)	—	21,875	18,750	96,281	1,688
Betty V. Norris	(1)	—	21,875	18,750	96,281	1,688
Lynn M. Burney	(1)	—	21,875	18,750	96,281	1,688

(1)	No options were exercised during 2005.
(2)	Reflects the amount by which the aggregate value of the underlying shares (based on the most recent sales price for the stock known to us on December 31, 2005) exceeded the aggregate exercise price of each of the options.

Transactions with Management

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with certain of our current directors, nominees for director, executive officers, and their associates. All loans included in those transactions during 2005 were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with other persons, and those loans did not involve more than the normal risk of collectibility or present other unfavorable features. Our Board of Directors has a policy requiring that certain transactions between us or the Bank and any of our “related parties,” including our directors and executive officers (other than loans made in the ordinary course of the Bank’s business which are required by banking regulations to be approved by the entire Board), be reviewed and approved by the Board’s Corporate Governance Committee.

PROPOSAL 2:    APPROVAL OF CHARTER AMENDMENT TO CHANGE CORPORATE NAME

Our Board of Directors has approved a proposed amendment to our Articles of Incorporation (our “charter”) to change our corporate name from “Bank of Wilmington Corporation” to “                    .” A proposal to approve the proposed charter amendment will be submitted for voting by our shareholders at the Annual Meeting.

As the Bank has grown since it was organized in 1998, our banking market has expanded. In 2004, we opened a banking office in Hampstead, North Carolina, in Pender County, and, during 2006, we will open our newest offices in Leland, North Carolina (Brunswick County), and in Surf City, North Carolina (Pender County). Our Board believes a corporate name more in keeping with our expanding market is in the Bank’s best interest as we seek to serve the banking public outside of the City of Wilmington. For that reason, we previously have announced that we will change the Bank’s name to “                    ” which we believe better expresses our desire to serve the public in the region of southeastern North Carolina by the same name that includes Wilmington and New Hanover County as well as the surrounding counties.

Simultaneous with the change in the Bank’s name, we desire to change our name so that the names of the Bank and its parent holding company will be similar. The change in the Bank’s name is not required to be approved by our shareholders. However, a change in our corporate name must be made by an amendment to our charter, and that does require the approval of our shareholders. If the proposed charter amendment is approved at the Annual Meeting, the amendment will become effective when we file Articles of Amendment to our charter with the North Carolina Secretary of State. We expect that would occur at the same time that we make the filings required to change the Bank’s name. We have not set a specific date when the name changes would occur and, as a result of operational considerations, they may not occur until the last half of 2006. When they do become effective, we also will ask that the trading symbol of our common stock on The Nasdaq Capital Market (currently “BKWW”) be changed, and we have reserved “                    ” as our new symbol. If the proposed charter amendment is not approved by our shareholders, then our corporate name and trading symbol will remain the same as it is now, but we likely will still change the Bank’s name as described above.

The change in our corporate name will not affect the rights of any shareholder or the validity or transferability of stock certificates that currently are outstanding. Though our new corporate name will appear on stock certificates issued after the date of the change, shareholders will not be required to surrender or exchange any stock certificates they currently hold for new stock certificates unless they desire to do so. A shareholder who wanted to exchange his or her certificates for new certificates that bear our new name could do so by delivering the old certificates to our stock transfer agent with a request that they be exchanged for new certificates.

Our Board of Directors recommends that you vote “FOR” Proposal 2. To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

PROPOSAL 3:    RATIFICATION OF INDEPENDENT ACCOUNTANTS

Appointment of Independent Accountants

Our Audit Committee has selected our current independent accounting firm, Dixon Hughes PLLC, to serve as our independent accountants for 2006. The Committee’s charter gives it the responsibility and authority to select and appoint our independent accountants each year and to approve the compensation and terms of the engagement of our accountants, and our shareholders are not required by our Bylaws or the law to ratify the Committee’s selection. However, we will submit a proposal to ratify the appointment of Dixon Hughes PLLC for 2006 for voting by shareholders at the Annual Meeting as a matter of good corporate practice and as a way for shareholders to be heard in the selection process. Representatives of Dixon Hughes PLLC are expected to attend the Annual Meeting and be available to respond to appropriate questions, and they will have the opportunity to make a statement if they desire to do so. If our shareholders do not ratify the Audit Committee’s selection, the Committee will reconsider its decision, but it could choose to reaffirm its appointment of Dixon Hughes PLLC. Even if our shareholders vote to ratify the Committee’s selection, during the year the Committee could choose to appoint different independent accountants at any time if it determines that a change would be in our best interests.

Our Board of Directors recommends that you vote “FOR” Proposal 3. To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

Services and Fees During 2004 and 2005

Under its current procedures, the Audit Committee specifically pre-approves all audit services and other services provided by our accountants. In the future, the Committee may delegate authority to its Chairman to preapprove certain types of non-audit services. The Chairman would report his approval of any additional services to the full Committee at its next regularly scheduled meeting.

As our independent accountants for 2004 and 2005, Dixon Hughes PLLC provided various audit and other services for which we and the Bank were billed, or expect to be billed, for fees as described below. Our Audit Committee considers whether the provision of non-audit services by our independent accounting firm is compatible with maintaining its independence. The Committee believes that the provision of non-audit services by Dixon Hughes PLLC does not affect its independence.

Audit Fees.    For 2004 and 2005, Dixon Hughes PLLC audited our financial statements included in our Annual Reports on Form 10-KSB, reviewed the condensed interim financial statements included in our Quarterly Reports on Form 10-QSB, and provided certain audit services in connection with offerings of our common stock. Fees billed to us for these services were $65,500 for 2004, and we expect that fees billed to us for 2005 audit services will be $44,800.

Audit-Related Fees.    We paid Dixon Hughes PLLC $5,403 and $8,262, respectively, for audit-related services it provided to us during 2004 and 2005. Those services consisted of consultations regarding general accounting matters.

Tax Fees.    We paid Dixon Hughes PLLC $3,345 and $18,000, respectively, for tax services it provided to us during 2004 and 2005 consisting of tax return preparations and consultations regarding general tax matters and, during 2005, an opinion relating to the tax treatment of our bank holding company reorganization and the exchange of shares of our common stock for the Bank’s outstanding shares.

All Other Fees.    During 2004 and 2005, Dixon Hughes did not provide us with any such other services.

PROPOSALS FOR 2007 ANNUAL MEETING

Any proposal of a shareholder, other than a nomination for election as a director, which is intended to be presented for action at our 2007 Annual Meeting must be received by our Corporate Secretary in writing at our office in Wilmington, North Carolina, no later than December 18, 2006, to be considered timely received for inclusion in the Proxy Statement and form of appointment of proxy that we will distribute in connection with that meeting. Written proposals should be sent to the same address as is listed below for communications with our Board. In order for a proposal to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value, whichever is less, of shares of our common stock entitled to be voted on that proposal at the meeting, and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal (other than a nomination) intended to be presented at our 2007 Annual Meeting, but which is not intended to be included in our Proxy Statement and form of appointment of proxy, must be received by our Corporate Secretary at our office in Wilmington, North Carolina (at the address listed below), no later than March 3, 2007, in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting.

Our Bylaws provide that, subject to certain conditions, at any meeting of our shareholders at which directors will be elected, a person may be nominated for election as a director by any shareholder who is entitled to vote in the election of directors at that meeting. Under the Bylaws, for nominations other than those made by our Board of Directors or a committee of the Board to be eligible for consideration at an Annual Meeting, they must be submitted in writing to our Corporate Secretary (at the address listed below) not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. However, if the date of the Annual Meeting at which a nomination is intended to be made is advanced by more than 30 days or delayed by more than 60 days from that anniversary date, the shareholder’s written notice must be delivered not earlier than the 90th day prior to the date of the Annual Meeting and not later than the close of business on the later of the 60th day prior to the Annual Meeting or the tenth day following the date on which public announcement of the date of the meeting is first made.

The required notice of a nomination must include: (1) the names and addresses of the shareholder who intends to make the nomination and of the beneficial owner, if any, on whose behalf the nomination is made, and of the person to be nominated; (2) the class and number of shares of our stock that are owned beneficially and of record by the shareholder and any such beneficial owner, and a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice; (3) a description of all arrangements or understandings between the shareholder and the nominee and any other persons (naming those persons) pursuant to which the nomination is to be made by the shareholder; (4) all other information regarding the nominee that would be required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission if the nominee had been nominated by our Board; and (5) the written consent of the nominee to serve as a director if elected. Only persons who are nominated in the manner described in our Bylaws are eligible to be elected as directors at meetings of our shareholders, and the Chairman of a meeting of our shareholders may refuse to acknowledge a nomination that is not made in compliance with the required notice procedure.

ADDITIONAL INFORMATION

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and the Board has established a process by which you may send written communications to the Board or to one or more individual directors. You may address and mail your communication to our Corporate Secretary at:

Bank of Wilmington Corporation

Attention: Corporate Secretary

1117 Military Cutoff Road

Wilmington, North Carolina 28405

You also may send them by email to info@bankofwilmington.com. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and forwarded on to the intended recipients. Communications that involve specific complaints from a customer relating to a deposit, loan or other financial relationship or transaction will be forwarded to the head of the department or division that is most closely associated with the subject of the complaint.

Annual Report on Form 10-KSB

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and we file periodic reports and other information, including proxy statements, annual reports and quarterly reports, with the Securities and Exchange Commission. You may review information that we file electronically with the SEC on the SEC’s Internet website at www.sec.gov. Our own Internet website (www.bankofwilmington.com) contains a link to the SEC’s website.

A copy of our 2005 Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission will be provided without charge upon the written request of any shareholder entitled to vote at the Annual Meeting. Requests for copies should be directed to Betty V. Norris, Chief Financial Officer, Bank of Wilmington, 1117 Military Cutoff Road, Wilmington, North Carolina 28405 (telephone 910-509-2000).

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY BANK OF WILMINGTON CORPORATION		For	With- hold	For All Except
	APPOINTMENT OF PROXY SOLICITED BY THE BOARD OF DIRECTORS		1. ELECTION OF DIRECTORS: Election of seven directors of the Corporation for one-year terms.	☐	☐	☐

The undersigned hereby appoints Betty V. Norris, Lynn M. Burney, and Larry W. Flowers (the “Proxies”), or any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes any one or more of them to represent and vote as directed below all shares of the common stock of Bank of Wilmington Corporation (the “Corporation”) held of record by the undersigned on April 7, 2006, at the Annual Meeting of the Corporation’s shareholders (the “Annual Meeting”) to be held at the University Of North Carolina at Wilmington Executive Development Center located at 1241 Military Cutoff Road, Wilmington, North Carolina, at 9:30 a.m. on Thursday May 18, 2006, and at any adjournments of the Annual Meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

Nominees: Cameron Coburn, Walter Lee Crouch, Jr., Windell Daniels Craig S. Relan, Jerry D. Sellers, John Davie Waggett and Walter O. Winter

INSTRUCTION: To withhold authority to vote for any individual nominee(s),

mark “For All Except” and write that nominee’s name in the space provided below.

				For	Against	Abstain
			2. Approval of Charter Amendment to Change Corporate Name. To consider a proposal to approve an amendment to our Articles of Incorporation to change our Corporate name.	☐	☐	☐
				For	Against	Abstain
			3. Proposal to Ratify Appointment of Independent Accountants. Proposal to ratify the appointment of Dixon Hughes PLLC as the Corporation’s independent public auditors for 2006.	☐	☐	☐

4.         Other Business. On any other matters properly presented for action by shareholders at the Annual Meeting, and on matters incident to the conduct of the meeting, including adjournments, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

	Please be sure to sign and date this Proxy in the box below.	Date

	Stockholder sign above	Co-holder (if any) sign above
+						+

é    Detach above card, sign, date and mail in postage paid envelope provided.    é

BANK OF WILMINGTON CORPORATION

1117 Military Cutoff Road

Wilmington, North Carolina 28405

I (We) direct that the shares represented by this appointment of proxy be voted as instructed above. In the absence of any instruction, those shares may be voted by the Proxies “FOR” the election of each nominee named in Proposal 1 and “FOR” Proposals 2 and 3. If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with the Corporation’s Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person.

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: To ensure that your shares are represented and that a quorum is present at the Annual Meeting, please send in your appointment of proxy whether or not you plan to attend.

PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY ABOVE

AND RETURN IT TO THE CORPORATION IN THE ENVELOPE PROVIDED.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH

THE PROXY IN THE ENVELOPE PROVIDED.

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